Exhibit 99
THE DOLAN COMPANY REPORTS
FIRST QUARTER RESULTS
•	First quarter revenues decreased 5.8% year-over-year to $72.5 million
•	Net income attributable to The Dolan Company was $3.5 million, or $0.11 per diluted share
•	Cash earnings were $7.1 million, or $0.23 per diluted share (See “Non-GAAP Financial Measures” below)
•	Adjusted EBITDA was $15.2 million (See “Non-GAAP Financial Measures” below)
•	Free cash flow was $5.3 million (See “Non-GAAP Financial Measures” below)
•	Company revises guidance for 2011
MINNEAPOLIS, MN — May 10, 2011 — The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended March 31, 2011.
“The first quarter was challenging as we experienced a slowdown in our foreclosure business. Regulatory scrutiny has caused mortgage servicers to defer some foreclosure referrals while they review their internal procedures,” said James P. Dolan, chairman, chief executive officer and president. He said the slowdown in default processing directly affected the company’s services division and also indirectly affected its Business Information Division, where default-related public notices have been an important revenue source.
“We believe this is a temporary slowdown,” Dolan said. “There is an enormous backlog of pending and future foreclosures, and we see the mortgage servicers working hard to amend their processes in preparation for resuming referrals into foreclosures.”
“The default slowdown caused our revenues to fall below expectations, and also affected margins,” Dolan said. “We have been very busy investing in systems and preparing process revisions that our law firm affiliates are required by regulators and servicers to implement. We believe this prepares us for a quick ramp-up when the volume returns,” he said.
“In the first quarter, revenues at National Default Exchange, or NDeX, declined by almost 11% year-over-year. And despite the slower market, we believe we held our market share in our more mature states and we continued to see market share gains in some of our newer states such as Florida and Georgia,” said Dolan.

“Although DiscoverReady, our electronic discovery business, showed modest growth this quarter, we attribute it to the timing of legal matters at our largest clients, where some revenue lumpiness can occur in narrow time periods. We are very encouraged about the growth we are seeing from our newer clients as we continue to make good progress in diversifying DiscoverReady’s customer mix. We remain excited about our growth opportunity within the e-discovery market and about our efforts to balance our revenue sources,” Dolan said.
“Within our Business Information Division, the integration of DataStream is going well, and we are seeing good traction in the newly launched Legislative Information Services of America. Although tight expense controls remain in place, division margins were reduced by the decline in higher-margin public notice revenues related to mortgage defaults,” Dolan said.
“We are not pleased with our financial performance in the quarter, but we believe this is a matter of revenue timing. A very large amount of foreclosure work remains to come, years worth of work, and we are positioning ourselves to handle very large volumes when our law firm affiliates and their servicer clients are ready to refer the mortgage default files,” Dolan said.
Full Year 2011 Guidance
Based on first quarter results and the outlook for the remainder of 2011, the company is revising its full-year financial guidance as follows:

2011 Financial Guidance
(dollars in millions, except per share
numbers)
Total revenues	$308 – $325
Adjusted EBITDA	$77 – $87
Net income attributable to The Dolan Company per diluted share	$0.76 – $0.97
Cash earnings per diluted share	$1.26 – $1.47
This guidance presumes the following: 1) foreclosure volumes improve in the third quarter; 2) operating expenses as a percent of total revenues are 83.7%-86.2%; 3) non-controlling interest of $2.2-$2.3 million; 4) interest expense of $5.4-$5.7 million; 5) cash distributions to holders of non-controlling interest of $1.4-$1.7 million; 6) tax rate of 38%-39%; and 7) fully diluted shares outstanding of 30.3-30.6 million.
This guidance excludes the effect of any businesses that may be acquired in 2011 and assumes that there will be no additional material effect on results of operations from current or future foreclosure-related government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s annual report on Form 10-K for year ended December 31, 2010.

First Quarter 2011
Financial results for the three months ended March 31, 2011, and 2010 are as follows:

	Three Months	Three Months	Year-over-
	Ended	Ended	Year %
Dollars in thousands, except per share data	March 31, 2011	March 31, 2010	Change
	(unaudited)	(unaudited)
Total revenues	$72,548	$76,978	(5.8)%
Professional Services Division revenues	51,957	56,026	(7.3)%
Business Information Division revenues	20,591	20,952	(1.7)%
Operating income	7,225	17,383	(58.4)%
Net income attributable to The Dolan Company	3,475	9,157	(62.1)%
Adjusted EBITDA *	15,191	24,765	(38.7)%
Net income attributable to The Dolan Company per diluted share	$0.11	$0.30	(63.3)%
Cash earnings *	7,095	12,223	(42.0)%
Cash earnings per diluted share *	$0.23	$0.40	(42.5)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.
Professional Services Division Results
The Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management and review services to major corporations and law firms across the United States.
Division revenues for the first quarter were $52.0 million, a decline of 7.3% from $56.0 million in the first quarter of 2010. The decline was a result of lower NDeX file volume which was offset by modestly higher DiscoverReady and Counsel Press revenues.
NDeX received 92,300 mortgage default files for processing during the first quarter and generated $37.9 million in revenues. This compares to 95,700 files received for processing and $42.4 million in revenues in the first quarter of 2010. NDeX saw increased file growth in its newer markets, particularly Florida, but experienced a decline in its more mature markets. Although the overall number of mortgage default files received decreased by only 3.5% in the quarter compared to the first quarter of 2010, the number of foreclosure files received in the first quarter was down more than 20%. This was offset in part by a greater number of transfer, re-post, and eviction files. Since the processing of foreclosure files has a higher fee and margin, the change in file mix had an adverse impact on NDeX’s first quarter margins.

Litigation Support contributed $14.1 million in revenues during the first quarter of 2011, an increase of 3.8%, with both DiscoverReady and Counsel Press showing growth. Significant growth at new and existing clients offset some slowness from DiscoverReady’s two largest traditional clients due to the timing of legal matters. New clients accounted for almost a third of DiscoverReady’s first quarter revenues.
Direct operating expenses within the Professional Services Division increased 5.9% to $23.5 million during the first quarter of 2011, from $22.2 million for the same period in 2010. Even with lower file volume at NDeX, processing costs have increased as a result of additional tasks and process changes required by the customers of our law firm affiliates, requiring additional processing work for our employees. Selling, general and administrative expenses increased 7.3% on a year-over-year basis to $15.3 million. The increases were largely the result of investments made in technology and personnel at DiscoverReady. Total Professional Services Division operating expenses as a percentage of division revenues increased to 83.4% for the quarter, from 74.5% in the first quarter of 2010. The increase is the result of negative operating leverage due to the revenue declines at NDeX as well as investments made in DiscoverReady.
Business Information Division Results
The Business Information Division publishes print and electronic business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in 21 geographic markets across the United States.
Business Information Division revenues for the first quarter of 2011 were $20.6 million, a 1.7% decrease from $21.0 million in the first quarter of 2010. The addition of DataStream in December 2010 and Federal News Service in August 2010 helped offset weakness in public notice advertising. The company believes that a majority of the weakness in public notice is related to temporary delays from large mortgage servicers that are deferring foreclosures pending process reviews.
Total operating expenses within the Business Information Division rose 20.0% to $20.5 million from the first quarter of 2010, due primarily to the additional operating costs associated with the acquisitions of DataStream and Federal News Service. On a year-over-year basis, direct operating expenses increased 20.6% to $8.3 million while selling, general and administrative expenses for the division increased 16.8% year-over-year to $10.3 million.
Balance Sheet and Liquidity
As of March 31, 2011, the company held $2.7 million of cash and cash equivalents, compared to $4.9 million at the end of 2010. During the first quarter of 2011, the company generated $7.6 million of cash from operating activities and $5.3 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $2.2 million. Days sales outstanding were 84.2 days for the first quarter of 2011, which was up from 77.0 days last year. This is due in part to longer collection cycles at NDeX Florida.

Total debt outstanding at the end of the first quarter was $133.4 million, of which $48.8 million was under a term loan facility. Our net debt was $130.7 million, down $3.6 million during the quarter. The combined weighted-average interest rate on the company’s credit facilities was 2.6%. The leverage ratio at the end of the quarter was 1.6 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 1.5 times as of December 31, 2010. The leverage ratio remained well below the maximum of 3.0 times allowed in the senior debt covenants.
Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: net interest expense resulting from our net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; non-controlling interest; and distributions paid to holders of non-controlling interest;

•
Cash earnings, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and
•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.
The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that company’s calculations of adjusted EBITDA, cash earnings cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.

The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended
	March 31,
	2011	2010
Net income attributable to The Dolan Company	$3,475	$9,157

Interest expense, net	1,322	1,373
Income tax expense	2,209	5,990
Amortization of intangibles	4,523	3,993
Depreciation expense	1,934	2,736
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	838	606
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	330	294
Non-controlling interest	219	863
Cash distribution to holders of non-controlling interest	(36)	(624)

Adjusted EBITDA	$15,191	$24,765

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2011	2010
Net income attributable to The Dolan Company	$3,475	$9,157

Non-cash interest income related to the change in fair value of interest rate swaps	(286)	(363)
Non-cash compensation expense	838	606
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	330	294
Amortization of intangibles	4,523	3,993
Amortization of Detroit Legal News Publishing intangible	377	377
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,162)	(1,841)

Cash earnings	$7,095	$12,223

Net income attributable to The Dolan Company per diluted share (GAAP)	$0.11	$0.30
Change in redeemable non-controlling interest	0.03	—

Net income attributable to The Dolan Company common stockholders per diluted share (GAAP)	$0.14	$0.30

Cash earnings per diluted share	$0.23	$0.40

Weighted average diluted shares outstanding	30,364,917	30,194,842

Conference Call
The company has scheduled a conference call for May 10, 2011, at 8:30 a.m. U.S. Eastern Daylight Time (7:30 a.m. U.S. Central Daylight Time). The call will be hosted by James P. Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the first quarter conference call will be available through the investor relations section of the company Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company Web site for a period of 21 days after the call.
Statement Regarding Forward Looking Information
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “continue,” ”to come,” “will,” “may,” “estimate,” “assume,” “pursue”” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve, and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly for mortgage default files in California) decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and voluntary halts or moratoria by servicers or lenders, as well as governmental investigations, enforcement actions, litigation and court orders, may have an adverse affect on our mortgage default processing services and public notice operations; growing our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; we depend on our senior management team and other key leaders of our business segments, and the operation and growth of our business may be negatively impacted if we lose any of their services; revenues of our subsidiary NDeX and our subsidiary DiscoverReady are each very concentrated among a few customers, thus the loss of business from these customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011. We undertake no obligation to update any forward-looking statements in light of new information or future events.
FOR IMMEDIATE RELEASE
Contact Robert J. Evans, Director of Investor Relations
(612) 317-9430
Bob.evans@thedolancompany.com

THE DOLAN COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,724	$4,862
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,415 and $1,578 as of March 31, 2011, and December 31, 2010, respectively)	64,901	59,801
Unbilled pass-through costs	6,018	7,140
Prepaid expenses and other current assets	3,949	4,186
Income tax receivable	2,119	4,183

Total current assets	79,711	80,172
Investments	13,157	13,808
Property and equipment, net	17,649	17,333
Finite-life intangible assets, net	190,347	195,959
Indefinite-lived intangible assets	226,418	225,373
Other assets	2,920	3,143

Total assets	$530,202	$535,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$8,783	$7,578
Accounts payable	14,870	15,589
Accrued pass-through liabilities	14,331	18,271
Accrued compensation	7,634	5,409
Accrued liabilities	4,814	5,537
Due to sellers of acquired businesses	5,732	3,943
Deferred revenue	21,837	21,689

Total current liabilities	78,001	78,016
Long-term debt, less current portion	124,665	131,568
Deferred income taxes	8,381	7,794
Other liabilities	11,174	12,972

Total liabilities	222,221	230,350

Redeemable noncontrolling interest	25,564	26,580

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,370,410 and 30,511,408 shares as of March 31, 2011, and December 31, 2010, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,097)	(1,298)
Additional paid-in capital	286,031	286,148
Accumulated deficit	(2,547)	(6,022)

Total stockholders’ equity	282,417	278,858

Total liabilities and stockholders’ equity	$530,202	$535,788

The Dolan Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues
Professional Services	$51,957	$56,026
Business Information	20,591	20,952

Total revenues	72,548	76,978

Operating expenses
Direct operating: Professional Services	23,502	22,190
Direct operating: Business Information	8,338	6,916
Selling, general and administrative	27,774	25,188
Amortization	4,523	3,993
Depreciation	1,934	2,736

Total operating expenses	66,071	61,023
Equity in earnings of affiliates	748	1,428

Operating income	7,225	17,383

Non-operating income (expense)
Interest expense, net of interest income	(1,608)	(1,736)
Non-cash interest income related to interest rate swaps	286	363

Total non-operating expense	(1,322)	(1,373)

Income before income taxes	5,903	16,010
Income tax expense	(2,209)	(5,990)

Net income	3,694	10,020
Less: Net income attributable to redeemable noncontrolling interest	(219)	(863)

Net income attributable to The Dolan Company	$3,475	$9,157

Earnings per share — basic:
Net income attributable to The Dolan Company	$0.12	$0.30
Decrease in redeemable noncontrolling interest in NDeX	0.03	—

Net income attributable to The Dolan Company common stockholders	$0.15	$0.30

Weighted average shares outstanding — basic	30,128,944	30,106,932

Earnings per share — diluted:
Net income attributable to The Dolan Company	$0.11	$0.30
Decrease in redeemable noncontrolling interest in NDeX	0.03	—

Net income attributable to The Dolan Company common stockholders	$0.14	$0.30

Weighted average shares outstanding — diluted	30,364,917	30,194,842

The Dolan Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities
Net income	$3,694	$10,020
Distributions received from The Detroit Legal News Publishing, LLC	1,400	2,100
Distributions paid to holders of noncontrolling interests	(36)	(624)
Non-cash operating activities:
Amortization	4,523	3,993
Depreciation	1,934	2,736
Equity in earnings of affiliates	(748)	(1,428)
Stock-based compensation expense	838	606
Change in value of interest rate swap	(286)	(363)
Amortization of debt issuance costs	88	83
Non-cash fair value adjustment on earnout recorded in connection with acquisitions	329	294
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	(3,933)	(1,365)
Prepaid expenses and other current assets	2,359	(125)
Other assets	34	36
Accounts payable and accrued liabilities	(3,123)	2,735
Deferred revenue and other liabilities	505	2,456

Net cash provided by operating activities	7,578	21,154

Cash flows from investing activities
Acquisitions and investments	(85)	—
Capital expenditures	(2,247)	(1,884)

Net cash used in investing activities	(2,332)	(1,884)

Cash flows from financing activities
Net payments on senior revolving note	(3,800)	(8,000)
Payments on senior long-term debt	(1,250)	(3,050)
Payments on unsecured notes payable	(590)	(7,308)
Payments for repurchase of common stock	(1,691)	—
Other	(53)	(50)

Net cash used in financing activities	(7,384)	(18,408)

Net change in cash and cash equivalents	(2,138)	862
Cash and cash equivalents at beginning of the period	4,862	2,894

Cash and cash equivalents at end of the period	$2,724	$3,756